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                            NYLIFE DISTRIBUTORS, INC.
                                 CODE OF ETHICS



This Code of Ethics (the "Code") has been issued by NYLIFE Distributors, Inc.(the "Corporation" or the "Company") in order to set forth applicable guidelines and procedures that promote ethical practices and conduct by all of its employees.1 All recipients of the Code are to read it carefully, retain it for future reference and abide by its requirements. Also, please refer to the Corporation policy entitled, "Personal Investment Policy," which has been incorporated into the Code and is an integral part of its requirements. The Personal Investment Policy will provide each employee with specific guidance concerning personal security investments and the responsibilities associated with that activity.

The Corporation requires that all employees observe the applicable standards' of duty and care. An employee may not evade the provisions of the Code by having another person, including a friend, relative or other, act or fail to act in a manner in which the employee is prohibited.

I.       GENERAL POLICY

It shall be a violation of this Code and its procedures, for any employee of the firm, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any client including a registered investment company or other entity (collectively a "Client"):

         1. to employ any device, scheme or artifice to defraud any Client for which the firm serves as an investment adviser or sub-adviser;

         2. to make to the Client any untrue statement of a material fact necessary or to omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made not misleading;

         3. to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client; or

         4. to engage in any manipulative practice with respect to the Client.



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(1) "Employee" shall mean all Monitor employees and Directors.